Bob Evans Farms Announces Closure of 20 Restaurants

NEW ALBANY, Ohio - April 29, 2015 - Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced that, following a comprehensive unit-level performance review of the Company’s restaurant portfolio, it plans to close 20 Bob Evans Restaurants. The closures will take place over the next 12 months, with the majority of locations to close by the end of May 2015.

Chief Financial Officer Mark Hood said, “Closing a restaurant is a difficult decision as it directly impacts our guests and employees. These restaurants, however, despite efforts to improve performance, were not meeting expectations. Bob Evans Farms is committed to assisting impacted employees by offering positions in nearby restaurants where possible. In cases where relocation is not possible, severance benefits will be offered to full-time and part-time employees.”

The Company said that it owns 16 of the 20 affected restaurants, and that it will immediately seek to sell these properties, with net proceeds estimated between $15.0 and $17.0 million. Although restaurants subject to closure generated approximately $20 million of annual revenue, this action is expected to improve annual operating income by approximately $2.5 to $3.0 million.

The Company estimates it will incur approximately $4.7 to $5.2 million of expenses related to the closures, with approximately $2.1 million of the total expected to be non-cash charges. The Company will provide an update of the estimated expenses related to the restaurant closures when it reports its fiscal 2015 fourth-quarter results in June 2015. These expenses will be classified as non-GAAP items, and will be reflected primarily in fiscal 2015 fourth-quarter results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 23, 2015), Bob Evans Restaurants owned and operated 564 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:
Scott C. Taggart
Vice President, Investor Relations
(614) 492-4954

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